EXHIBIT 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Appoints Matthew S. Rosenberg to Board of Directors

RIVER EDGE, NJ, May 19, 2014 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTCQB:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for the treatment of chronic renal failure patients, announced today the appointment of Matthew S. Rosenberg, M.D., to its Board of Directors.

Dr. Rosenberg is an accomplished professional with extensive healthcare public policy experience. Dr. Rosenberg was formerly at McKinsey & Company, a global management consulting firm, where he focused on the Healthcare Systems and Services Practice. Dr. Rosenberg specializes in driving impact for payors and providers through strategic, organizational and operational improvements, including managed care contracting, alternative reimbursement designs, and clinical operations improvement. Dr. Rosenberg received his A.B. in Economics from Harvard University and his M.D. from Yale University School of Medicine.

“I am very pleased to welcome Matthew to Nephros’ Board of Directors,” stated John C. Houghton, CEO of Nephros. “Matthew’s medical background and healthcare policy experience will provide valuable resources to the Board.”

“As a current shareholder, I am enthusiastic about the wide range of commercial opportunities for Nephros’ product lines,” stated Dr. Rosenberg. “I look forward to contributing as an active member of the Board as Nephros considers these opportunities.”

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). We have extended our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer ultrafilters for sale to customers in four markets:

•	Dialysis Centers - Water/Bicarbonate: Filtration of water or bicarbonate concentrate used in hemodialysis devices

•	Dialysis Centers - Blood: Clearance of toxins from blood using an alternative method to HD in patients with chronic renal failure

•	Military and Outdoor Recreation: Highly compact, individual water purification devices used by soldiers and backpackers to produce drinking water in the field

•	Commercial Facilities including Hospitals: Filtration of water for drinking and washing

For more information about Nephros, please visit the company’s website at www.nephros.com.